EXHIBIT TO BE FILED BY EDGAR



          Exhibit:

               12-A-1    -    Statement  Showing  Computation  of Ratio  of
                              Earnings to Fixed  Charges and Computation of
                              Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for Twelve
                              Months Ended March 31, 1995.